701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release
For Immediate Release

Contact:  D. Linn Wiley
     President and CEO
     (909) 980-4030

CVB Financial Corp. Reports Second Quarter Earnings

Ontario, CA, July 20, 2006-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record results for the second quarter of 2006. This included record deposits, record loans, record assets and record earnings. It was the strongest second quarter in the history of the Company.

Net Income

CVB Financial Corp. reported net income of $18.9 million for the second quarter ending June 30, 2006. This represents an increase of $1.4 million, or 8.23%, when compared with the $17.5 million in net earnings reported for the second quarter of 2005. Diluted earnings per share were $0.25 for the second quarter of 2006. This was up $0.02, or 8.70%, when compared with earnings per share of $0.23 for the second quarter of 2005.

Net income for the second quarter of 2006 produced a return on beginning equity of 22.13%, a return on average equity of 21.58% and a return on average assets of 1.35%. The efficiency ratio for the second quarter was 48.18%, and operating expenses as a percentage of average assets were 1.73%.

Net income for the six months ending June 30, 2006 was $37.2 million. This represents an increase of $2.0 million, or 5.62%, when compared with net earnings of $35.2 million for the same period of 2005. Diluted earnings per share were $0.48. This was up $0.03, or 6.67%, from diluted earnings per share of $0.45 for the same period last year.

As previously reported, the Company recorded the reversal of a reserve of $2.6 million in the first quarter of 2005. This reserve had been established for a possible robbery loss that did not materialize. This reversal added $1.7 million to net income after taxes for the period. Without this extraordinary item, the net income for the first six months ending June 30, 2005 would have been $33.5 million. Net earnings of $37.2 million for the first half of 2006 would represent an increase of $3.6 million, or 10.86%, when compared to the $33.5 million for the same period in 2005.

Net income for the six months ending June 30, 2006 produced a return on beginning equity of 21.85%, a return on average equity of 21.20% and a return on average assets of 1.35%. The efficiency ratio for the six-month period was 46.95%, and operating expenses as a percentage of average assets was 1.74%.

Net Interest Income and Net Interest Margin

Net interest income totaled $42.3 million for the second quarter of 2006. This represented an increase of $377,000, or 0.90%, over net interest income of $41.9 million for the second quarter of 2005. This increase resulted from a $17.2 million increase in interest income, partially offset by a $15.9 million increase in interest expense and a $900,000 increase in the provision for credit losses. Net interest income before the provision for credit losses increased $1.3 million, or 3.05%, in the second quarter of 2006. The increases in interest income were primarily due to the growth in average earning assets and an increase in interest rates. The increases in interest expense were due to the increases in deposits and borrowed funds and the increase in interest rates on these funding instruments.

The net interest margin (tax equivalent) declined from 3.92% for the second quarter of 2005 to 3.47% for the second quarter of 2006. Total average earning asset yields have increased from 5.52% for the second quarter of 2005 to 6.03% for the second quarter of 2006. The cost of funds has increased from 2.33% for the second quarter of 2005 to 3.47%, for the second quarter of 2006. The higher increase in cost of funds is due to the short-term liability sensitivity of the Company. This decline in net interest margin has been mitigated by the strong growth in the balance sheet. The Company has approximately $1.37 billion, or 38.05%, of its deposits in interest free demand deposits.

Net interest income totaled $85.8 million for the six months ending June 30, 2006. This represents an increase of $3.3 million, or 4.03%, over the net interest income of $82.5 million for the same period in 2005. This increase resulted from a $33.6 million increase in interest income, which was partially offset by a $29.2 million increase in interest expense and a $1.2 million increase in the provision for credit losses. Net interest income before the provision for credit losses increased $4.5 million, or 5.43% for the first six months of 2006. The increases in interest income were primarily due to the growth in average earning assets and an increase in interest rates. The increases in interest expense were due to the increases in interest rates on deposits and borrowed funds.

The net interest margin (tax equivalent) decreased from 3.94% for the first six months of 2005 to 3.55% for the first six months of 2006. Total average earning asset yields have increased from 5.45% for the first six months of 2005 to 5.94% for the first six months of 2006. The cost of funds has increased from 2.23% for the first six months of 2005 to 3.29% for the first six months of 2006.

The credit quality of the loan portfolio continues to be strong. The allowance for credit losses increased from $24.1 million as of June 30, 2005 to $25.6 million as of June 30, 2006. During the first six months of 2006, the Company experienced net recoveries of $1.3 million and made a provision for credit losses of $1.2 million. During the first six months of 2005, the Company had net recoveries of $878,000 and $756,000 was added to the allowance from the acquisition of Granite State Bank. The allowance for credit losses is 0.90% of the total loans and leases outstanding. Although the allowance for credit losses is justified by the strong credit quality of the loan portfolio, it is relatively low when compared with peer banks. We believe that making appropriate levels of provisions to compensate for the growth of the loan portfolio is justified.

Balance Sheet

The Company reported total assets of $5.95 billion at June 30, 2006. This represented an increase of $1.14 billion, or 23.70%, over total assets of $4.81 billion on June 30, 2005. Earning assets totaling $5.56 billion were up $1.07 billion, or 23.84%, when compared with earning assets of $4.49 billion as of June 30, 2005. Deposits of $3.59 billion grew $600.3 million, or 20.06%, from $2.99 billion for the same period of the prior year. Gross loans and leases of $2.84 billion on June 30, 2006 rose $543.0 million, or 23.65%, from $2.30 billion on June 30, 2005.

Total assets of $5.95 billion as of June 30, 2006 reflect an increase of $529.4 million, or 9.76%, over total assets of $5.42 billion on December 31, 2005. Earning assets of $5.56 billion were up $480.0 million, or 9.44%, over the total earning assets of $5.08 billion on December 31, 2005. Deposits of $3.59 billion on June 30, 2006 grew $168.8 million, or 4.93%, from $3.42 billion as of December 31, 2005. Gross loans and leases of $2.84 billion increased $175.3 million, or 6.58%, from $2.66 billion on December 31, 2005. Total equity of $338.3 million on June 30, 2006 was down by $4.6 million, or 1.35%, from $342.9 million as of December 31, 2005. This decline was the result of a $28.9 million increase in the unrealized loss in the investment portfolio.

Investment Securities

Investment securities totaled $2.68 billion as of June 30, 2006. This represents an increase of $520.5 million, or 24.15%, when compared with the $2.15 billion in securities as of June 30, 2005. It represents an increase of $305.3 million, or 12.88%, when compared with $2.37 billion in investment securities as of December 31, 2005.

In June 2006, the Company purchased $250.0 million in mortgage-backed securities funded by a repurchase agreement with a double cap. This was done to protect against increased interest rates while providing a potential benefit in the event rates decline. The life of the repurchase agreement is two years.

Financial Advisory Services

The Financial Advisory Services Group has over $2.9 billion in assets under administration. They provide trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Loan and Lease Quality

CVB Financial Corp reported $885,000 in non-performing assets as of June 30, 2006. There were no non-performing assets as of December 31, 2005. The allowance for credit losses was $25.6 million as of June 30, 2006. This represents 0.90% of gross loans and leases. It compares with an allowance for credit losses of $23.2 million, or 0.87% of gross loans and leases on December 31, 2005. The increase was primarily due to a provision for credit losses of $1.2 million and recoveries of $1.3 million, offset by loan charge-offs of $64,000 during the first six months of 2006.

Other Items in 2006

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California. It serves 33 cities with 39 business financial centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its leasing division, Golden West Financial Services, provides vehicle leasing, equipment leasing and real estate loan services.

On June 2, 2006, the Company announced the appointment of Christopher D. Myers as President and Chief Executive Officer of CVB Financial Corp. and its wholly owned subsidiary, Citizens Business Bank. The appointment will become effective August 1, 2006. Myers will also join the Board of Directors of both CVB Financial Corp. and Citizens Business Bank at that time.

During the second quarter of 2006, the two Arcadia business financial centers were consolidated and moved into a new location within the city of Arcadia, California. The new address is 101 West Huntington Drive, Arcadia, California 91007.

For the fourth consecutive year, CVB Financial Corp. will receive the KBW Honor Roll award at the Annual Community Bank Investor Conference hosted by Keefe, Bruyette & Woods, Inc. in New York on August 1-2, 2006. The Company was also recognized as a SmAll-Star by Sandler O’Neill, and named on the FPK Honor Roll by Fox-Pitt, Kelton.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from the projected. In addition, these forward-looking statements relate to the Company’s current expectations regarding future operating results. Such issues and uncertainties include impact of changes in interest rates, a decline in economic conditions and increased competition among financial services providers. For a discussion of other factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial Corp., including its Annual Report on Form 10-K for the year ended December 31, 2005, and particularly the discussion on risk factors within that document. The Company does not undertake any, and specifically, disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

_________________

CVB FINANCIAL CORP. CONSOLIDATED BALANCE SHEET (unaudited) dollars in thousands
	June 30,		December 31,
	2006	2005	2005
Assets:
Investment Securities available-for-sale	$2,675,165	$2,143,528	$2,369,892
Interest-bearing balances due from depository institutions	99	11,281	1,883
Investment in stock of Federal Home Loan Bank (FHLB)	74,441	65,439	70,770
Loans and lease finance receivables	2,839,145	2,296,135	2,663,863
Less allowance for credit losses	(25,620)	(24,127)	(23,204)

Net loans and lease finance receivables	2,813,525	2,272,008	2,640,659

Total earning assets	5,563,230	4,492,256	5,083,204
Cash and due from banks	143,212	128,577	130,141
Premises and equipment, net	43,862	39,596	40,020
Intangibles	11,297	13,651	12,474
Goodwill	31,531	28,735	32,357
Cash value of life insurance	73,282	70,598	71,811
Other assets	86,005	38,441	52,964

TOTAL	$5,952,419	$4,811,854	$5,422,971

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,367,015	$1,394,898	1,490,613
Investment Checking	299,393	248,726	298,067
Savings/MMDA	910,083	838,657	852,189
Time Deposits	1,016,362	510,255	783,177

Total Deposits	3,592,853	2,992,536	3,424,046
Demand Note to U.S. Treasury	4,462	5,079	6,433
Borrowings	1,746,000	1,352,000	1,496,000
Junior Subordinated Debentures	108,250	82,476	82,476
Other liabilities	162,600	42,908	71,139

Total Liabilities	5,614,165	4,474,999	5,080,094
Stockholders' equity:
Stockholders' equity	380,564	333,552	356,263
Accumulated other comprehensive income
(loss), net of tax	(42,310)	3,303	(13,386)

	338,254	336,855	342,877

TOTAL	$5,952,419	$4,811,854	$5,422,971

CVB FINANCIAL CORP. CONSOLIDATED AVERAGE BALANCE SHEET (unaudited) dollars in thousands
	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Assets:
Investment securities available-for-sale	$2,417,985	$2,170,056	$2,404,090	$2,148,572
Interest-bearing balances due from depository institutions	2,745	14,262	3,701	9,962
Investment in stock of Federal Home Loan Bank (FHLB)	73,541	63,581	72,426	59,436
Loans and lease finance receivables	2,767,014	2,202,295	2,710,070	2,151,089
Less allowance for credit losses	(24,424)	(24,024)	(23,865)	(23,592)

Net loans and lease finance receivables	2,742,590	2,178,271	2,686,205	2,127,497

Total earning assets	5,236,861	4,426,170	5,166,422	4,345,467
Cash and due from banks	125,323	124,058	127,045	121,051
Premises and equipment, net	43,019	38,140	41,844	36,276
Intangibles	11,527	14,335	11,820	10,220
Goodwill	31,531	28,755	31,673	24,244
Cash value of life insurance	72,871	70,536	72,456	69,779
Other assets	95,101	81,338	90,825	61,339

TOTAL	$5,616,233	$4,783,332	$5,542,085	$4,668,376

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,343,664	$1,375,603	$1,365,198	$1,356,372
Interest-bearing	2,155,113	1,608,114	2,108,302	1,599,649

Total Deposits	3,498,777	2,983,717	3,473,500	2,956,021
Other borrowings	1,611,443	1,344,502	1,561,480	1,271,302
Junior Subordinated Debentures	108,250	82,476	103,978	82,476
Other liabilities	46,109	43,565	49,625	29,828

Total Liabilities	5,264,579	4,454,260	5,188,583	4,339,627
Stockholders' equity:
Stockholders' equity	380,391	339,071	374,690	329,460
Accumulated other comprehensive income
(loss), net of tax	(28,737)	(9,999)	(21,188)	(711)

	351,654	329,072	353,502	328,749

TOTAL	$5,616,233	$4,783,332	$5,542,085	$4,668,376

CVB FINANCIAL CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (unaudited) dollar amounts in thousands, except per share
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
Interest Income:
Loans, including fees	$47,913	$35,267	$92,205	$67,647
Investment securities:
Taxable	21,163	18,897	41,900	37,600
Tax-advantaged	6,807	4,798	13,052	8,885

Total investment income	27,970	23,695	54,952	46,485
Dividends from FHLB Stock	990	663	1,790	1,138
Federal funds sold	--	(2)	32	2
Interest-bearing CDs with other institutions	28	99	54	133

Total interest income	76,901	59,722	149,033	115,405
Interest Expense:
Deposits	16,294	6,248	29,495	11,309
Borrowings and junior subordinated debentures	17,446	11,590	32,552	21,588

Total interest expense	33,740	17,838	62,047	32,897

Net interest income before provision for credit losses	43,161	41,884	86,986	82,508
Provision for credit losses	900	--	1,150	--

Net interest income after
provision for credit losses	42,261	41,884	85,836	82,508
Other Operating Income:
Service charges on deposit accounts	3,288	3,251	6,579	6,293
Financial Advisory Services	1,815	1,509	3,660	3,187
Gain/(Loss) on sale of investment securities	33	(46)	33	(46)
Other	2,955	2,578	5,548	4,937

Total other operating income	8,091	7,292	15,820	14,371
Other operating expenses:
Salaries and employee benefits	12,771	12,789	25,491	25,622
Occupancy	2,075	1,959	4,104	3,957
Equipment	1,756	2,112	3,501	3,856
Professional services	1,485	1,195	2,758	2,220
Amortization of intangible assets	589	589	1,177	885
Other	5,583	4,418	10,698	6,906

Total other operating expenses	24,259	23,062	47,729	43,446

Earnings before income taxes	26,093	26,114	53,927	53,433
Income taxes	7,176	8,636	16,770	18,254

Net earnings	$18,917	$17,478	$37,157	$35,179

Basic earnings per common share	$0.25	$0.23	$0.49	$0.46

Diluted earnings per common share	$0.25	$0.23	$0.48	$0.45

Cash dividends per common share	$0.09	$0.11	$0.18	$0.22

All per share information has been retroactively adjusted to reflect the 5 for 4 stock split declared on December 21, 2005.

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Interest income - (Tax Effective)(te)	$79,111	$61,258	$153,263	$118,258
Interest Expense	33,740	17,838	62,047	32,897

Net Interest income - (te)	$45,371	$43,420	$91,216	$85,361

Return on average assets	1.35%	1.47%	1.35%	1.52%
Return on average equity	21.58%	21.30%	21.20%	21.58%
Efficiency ratio	48.18%	46.90%	46.95%	44.85%
Net interest margin (te)	3.47%	3.92%	3.55%	3.94%
Weighted average shares outstanding
Basic	76,493,394	76,686,751	76,476,932	76,554,033
Diluted	77,184,827	77,487,431	77,175,954	77,454,080
Dividends declared	$6,885	$6,716	$13,768	$14,356
Dividend payout ratio	36.39%	38.42%	37.05%	40.81%
Number of shares outstanding-EOP	76,479,277	77,083,741
Book value per share	$4.42	$4.37
	June 30,
	2006	2005

Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$885	$0
Loans past due 90 days or more
and still accruing interest	--	--
Restructured loans	--	--
Other real estate owned (OREO), net	--	--

Total non-performing assets	$885	$0

Percentage of non-performing assets
to total loans outstanding and OREO	0.03%	0.00%
Percentage of non-performing
assets to total assets	0.01%	0.00%
Non-performing assets to
allowance for loan losses	3.45%	0.00%
Net Charge-off (Recovered) to Average loans	(0.05%)	(0.07%)
Allowance for Credit Losses:
Beginning Balance	$23,204	$22,494
Total Loans Charged-Off	(64)	(133)
Total Loans Recovered	1,330	1,010
Acquisition of Granite State Bank	0	756

Net Loans Recovery (Charged-Off)	1,266	1,633
Provision Charged to Operating Expense	1,150	--

Allowance for Credit Losses at End of period	$25,620	$24,127

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (in thousands, except per share data (unaudited)
	2006		2005		2004
Quarter End	High	Low	High	Low	High	Low
March 31,	$17.16	$16.18	$17.04	$14.08	$13.63	$12.10
June 30,	$17.15	$14.58	$16.10	$13.60	$14.05	$12.58
September 30,			$17.52	$14.43	$14.96	$12.93
December 31,			$16.72	$13.90	$17.87	$14.24
Quarterly Consolidated Statements of Income Earnings
		2Q 2006	1Q 2006	4Q 2005	3Q 2005	2Q 2005
Interest income
Loans, including fees		$47,913	$44,292	$42,432	$38,341	$35,267
Investment securities and federal funds sold		28,988	27,840	26,039	24,732	24,455

		76,901	72,132	68,471	63,073	59,722
Interest expense
Deposits		16,294	13,201	10,060	7,539	6,248
Other borrowings		17,446	15,106	13,991	12,950	11,590

		33,740	28,307	24,051	20,489	17,838
Net interest income before
provision for credit losses		43,161	43,825	44,420	42,584	41,884
Provision for credit losses		900	250	--	--	--

Net interest income after
provision for credit losses		42,261	43,575	44,420	42,584	41,884
Non-interest income		8,091	7,729	5,273	7,861	7,292
Non-interest expenses		24,259	23,470	23,926	22,679	23,062

Earnings before income taxes		26,093	27,834	25,767	27,766	26,114
Income taxes		7,176	9,594	8,593	9,499	8,636

Net earnings		$18,917	$18,240	$17,174	$18,267	$17,478

Basic earning per common share		$0.25	$0.24	$0.22	$0.24	$0.23
Diluted earnings per common share		$0.25	$0.24	$0.22	$0.23	$0.23
Cash dividends per common share		$0.09	$0.09	$0.09	$0.11	$0.11
Dividends Declared		$6,885	$6,883	$6,877	$6,722	$6,716

Financial Measures That Supplement GAAP

Our discussions sometimes contain financial information not required to be presented by generally accepted accounting principles (GAAP). We do this to better inform readers of our financial statements. The SEC requires us to present a reconciliation of GAAP presentation with non-GAAP presentation.

The following table reconciles the differences in net earnings with and without the settlement of robbery loss in conformity with GAAP.

Net Earnings Reconciliation (non-GAAP disclosure):	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net earnings without the settlement of robbery loss	$18,917	$17,478	$37,157	$33,467
Settlement of robbery loss, net of tax	--	--	--	1,712

Reported net earnings	$18,917	$17,478	$37,157	$35,179

Settlement of robbery loss	$0	$0	$0	$2,600
Tax effect	--	--	--	(888)

Net of taxes	$0	$0	$0	$1,712

We have presented net earnings without the settlement of robbery loss to show shareholders the earnings from operations unaffected by the impact of these items. We believe this presentation allows the reader to more easily assess the results of the Company's operations and business.